Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Darrel L. Posegate (“Employee” or “Posegate”) and Home Federal Bank (the “Company”).

WHEREAS, Posegate is President of Home Federal Bank; and

WHEREAS, Posegate and Home Federal Bank wish to provide for the termination of their employment relationship and all agreements that may have existed between them, and fully and finally resolve any and all matters arising out of Posegate’s employment by Home Federal Bank or the termination of his employment, without any admission of any kind by either party; and

WHEREAS, the parties wish to document their understanding and agreement with respect to the terms of Posegate’s separation from employment with Home Federal Bank.

NOW, THEREFORE, in consideration of the provisions and agreements set forth hereinafter, and for good and valuable consideration, the sufficiency of which is acknowledged by both parties, the parties agree as follows:

1.             Separation Payment.  In consideration for the mutual promises exchanged herein, the Company will pay to Employee $199,333.32 less required withholdings, an amount equal to his base salary for the period of September 1, 2011 to June 30, 2012.  This amount will be paid in four equal payments of $49,833.33, less required withholdings.  The first payment will be postmarked to Employee within twenty (20) days of Employee’s execution of the Agreement, the second payment will be postmarked to Employee on or before January 1, 2012, the third payment will be postmarked to Employee on or before April 1, 2012, and the fourth payment will be postmarked to Employee on or before one year from the date of Employee’s execution of the Agreement, provided Employee does not exercise his right of rescission under Section 10 herein.  The Company will also provide Employee with outplacement assistance by paying up to $10,000.00 directly to an outplacement service in the business of assisting persons with job searches and placements selected by Employee with the approval of Company, which approval shall not be unreasonably withheld. Such payment to an approved outplacement service shall be requested by Employee by June 30, 2012. If Employee has not requested payment to an approved outplacement service by such date, then Company’s obligation to pay under this paragraph shall terminate and shall not thereafter be reinstated.

If Employee elects to continue participating in the Company’s group medical and dental plans pursuant to applicable federal COBRA regulations following the Separation Date, then as further consideration to Employee and provided Employee does not exercise his right of rescission under Section 10 herein, the Company will subsidize Employee’s group medical and dental premiums, as set forth in Section 7 herein.

The parties acknowledge that, with or without this Agreement, the Company will pay Employee his accrued vacation, which the parties acknowledge is equivalent to $6,009.90, and any compensation earned and accrued as of Employees Separation date, less applicable withholdings.  Employee understands and agrees that, except as provided in this Section and in Section 12 below, he has no rights to, options under, or claims arising under the Company’s vacation and holiday policies, that he has no rights to or claims for any bonuses, profit sharing payments or variable pay payments and that he is not a participant in any stock option or incentive plans or similar programs.

The Company makes no representations regarding the tax consequences of the payments provided hereby and advises Employee to consult with a tax advisor or attorney.

2.             Discharge of Claims.  Employee, on behalf of himself, his agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants that he will not sue and hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, members, officers, directors, divisions, parents, subsidiaries and successors, and all affiliated entities (including, but not limited to, HF Financial Corp.) and all of their respective past and present employees, agents, insurers, officials, members, officers and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or termination of employment, including but not limited to claims, demands or actions arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §626, as amended by the Older Workers Benefit Protection Act, South Dakota Human Relations Act, Sec. 20-13-10, the South Dakota Equal Pay Act, Sec. 60-12-15, any statute regarding the payment of wages, any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state.  Employee further understands that this release of claims extends to, but is not limited to, all claims which he may have as of the date of this Agreement based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, promissory estoppel, fraud, retaliation, whistle-blowing, wrongful discharge, violation of public policy, or any other theory, whether legal or equitable, and any and all claims for wages, salary, bonuses, commissions, damages, attorney’s fees or costs.  Employee acknowledges that the release in this paragraph includes and applies to all claims that he is legally permitted to release, and, as such, does not apply to any vested rights under the Company’s retirement plans, nor does it preclude him from filing an administrative charge of discrimination, though he will not be able to recover any damages if he does file such a charge or if he has filed such a charge.

3.             Agreement Not to Compete.  The Employee agrees that for a period of one (1) year after the execution of this Agreement, the Employee will not: either directly or indirectly, on the Employee’s own behalf or as a partner, member, officer, employee, consultant, stockholder (except by ownership of less than 1% of the outstanding stock of a publicly held corporation, or the ownership does not involve any managerial or operation responsibility), director or trustee of any person, firm, or corporation or otherwise, engage in or assist others to engage in any business, competing with the business carried on by the Company, or solicit business from any customers of the Company, within the States of South Dakota and Minnesota, in which states the Company currently conducts business or is preparing to conduct business.  If the Employee violates the non-competition provisions of this Section 3, the Employee shall forfeit his right to any paid or unpaid Separation Payment and COBRA subsidy and shall return to the Bank any Separation Payment and COBRA subsidy received in accordance with this Agreement, and Employee shall sign a Confession of Judgment for return of such payments in the event of a breach in a form acceptable to Company.  Employee acknowledges that any violation of this non-competition provision shall entitle Company to appropriate injunctive relief and to any damages which it may sustain due to the improper competition, and is not limited by the amount of the Separation Payment.

4.             Solicitation of Employees.  The Employee agrees that for a period of one (1) year after the execution of this Agreement, the Employee will not induce or attempt to induce any person who is an employee of the Company to leave the employ of the Company and engage in any business which competes with the Company’s business.  If the Employee violates the non-solicitation provisions of this Section 4, the Employee shall forfeit his right to any paid or unpaid Separation Payment and COBRA subsidy and shall return to the Bank any Separation Payment and COBRA subsidy received in accordance with this Agreement, and Employee shall sign a Confession of Judgment for return of such payments in the event of a breach in a form acceptable to Company.  Employee acknowledges that any violation of this non-competition provision shall entitle Company to appropriate injunctive relief and to any damages which it may sustain due to the improper competition, and is not limited by the amount of the Separation Payment.

5.             Confidential Information Acquired During Employment.  Employee agrees that he will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information belonging to the Company or any of its affiliates.  Employee agrees that he will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company.  Notwithstanding the provisions of this Section 5, Company has agreed to provide Employee with the information in his Outlook Contacts, subject to review and approval by Company for Company’s proprietary and confidential information.  Employee may use such information in his Outlook Contacts for any lawful purpose not prohibited by Sections 3 and 4.  If the Employee violates the non-disclosure provisions of this Section 5, the Employee shall forfeit his right to any paid or unpaid Separation Payment and COBRA subsidy and shall return to the Bank any Separation Payment and COBRA subsidy received in accordance with this Agreement, and Employee shall sign a Confession of Judgment for return of such payments in the event of a breach in a form acceptable to Company.  Employee acknowledges that any violation of this non-competition provision shall entitle Company to appropriate injunctive relief and to any damages which it may sustain due to the improper competition, and is not limited by the amount of the Separation Payment.

6.             Confidentiality; Mutual Non-Disparagement.  Employee represents and agrees that he will keep the terms and facts of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to anyone, except for his counsel, tax accountant, spouse or except as may be required by law or agreed to in writing by the Company.

Employee shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company or any of the other released entities or persons to any third party at any time following his execution of this Agreement.  Company agrees not to initiate or continue any investigation into Employee’s conduct or performance, unless evidence of violations of law are discovered.  Furthermore, Company agrees that it shall not make any disparaging remarks about Employee to any other person or entity (for purposes of this Section 6, in regard to the Company’s non-disparagement obligations only, “Company” shall mean individual employee Curtis L. Hage, the officers of the Company, the Company’s or HF Financial Corp.’s Board of Directors for the duration of the Agreement).  In accordance with Company’s usual practice, the Company will confirm Employee’s dates of employment and Employee’s job description upon request.

Notwithstanding the above, nothing in this provision shall prevent or prohibit any Party from testifying in any legal proceeding, including at deposition, hearing or trial, from cooperating in good faith in any governmental investigation or action, or from making any report required by law, subject to Section 8 herein.

7.             Separation From Employment.  The parties have mutually agreed that Employee’s last day of employment will be October 4, 2011 (“Separation Date”).  Employee shall have the right to sign the Release after the Separation Date (but no later than twenty-one (21) days after the Separation Date).  The parties agree that any changes in this Agreement made prior to signing whether material or not do not restart the 21-day period for consideration.  The Company advises Employee that he consult with legal counsel before signing this Agreement.  After employee’s separation from employment, if employee fails to sign this Separation Agreement, or if Employee rescinds the Agreement during the rescission period, Employee will continue to be subject to any applicable pre-existing confidentiality covenants, non-solicitation covenants and/or non-competition covenants, which shall remain in full force and effect.  Notwithstanding Section 1 above, Employee’s final paycheck including wages through the Separation Date will be issued on the next regularly scheduled payroll date.

Employee will receive, under separate cover, information regarding the process of continuing his health insurance by making a federal COBRA continuation election, and he may elect to continue such benefits in accordance with COBRA requirements following the Separation Date.  If following the Separation Date Employee elects to and does continue participation in the Company-sponsored group medical and dental plans under COBRA, the Company shall subsidize premiums for such coverage on the terms and conditions set forth in the following paragraph.

Except as otherwise set forth in this paragraph, the Company shall be obligated to subsidize the premiums for medical and dental coverage until the earlier of June 30, 2012 or the date on which Employee is no longer eligible for COBRA coverage, at the level of coverage that Employee had as of the Separation Date and as if Employee remained employed by the Company.  Employee shall remain responsible for payment of Employee’s share of the premium and is hereby obligated to pay his share of the COBRA premium by the first day of each month for which such coverage is in force, or by the date on which he elects coverage, whichever is later.  The Company’s obligation to subsidize a portion of the COBRA premiums shall terminate if Employee fails to pay Employee’s share of the COBRA premium in the manner previously specified, and such obligation shall not thereafter be reinstated. If Employee reduces the level of coverage under the plan (e.g., from family to single), the Company will subsidize premiums only for reduced coverage for the remainder of the time period set forth above and will not increase the subsidy if Employee later increases the level of coverage under the plan. The Company will continue to subsidize the COBRA continuation coverage as set forth in this Section 7 only so long as Employee is otherwise entitled to COBRA coverage for a particular benefit (e.g., with respect to major medical coverage, the subsidy shall cease at such time as Employee acquires other group health coverage without preexisting conditions limitations that affect him).  Employee shall promptly notify the Company if Employee becomes eligible for any other group coverage or if Employee otherwise becomes ineligible for COBRA coverage.  After the time that the Company ceases to subsidize the COBRA coverage, Employee may choose to continue such coverage as permitted under COBRA at Employee’s own expense for the remaining months (if any) of the applicable COBRA continuation period. The parties agree that the group medical and dental insurance premium subsidy contemplated by this Agreement is not intended to and does not create a retiree health plan covering any other employees.

8.             Cooperation.  At the request of the Company, Employee will cooperate with the Company in any claims, regulatory matters, or lawsuits where Employee has knowledge of the facts.  Employee further agrees that he will not voluntarily aid, assist, or cooperate with anyone who has claims against the Company or with their attorneys or agents in any claims or lawsuits which such person may bring.  However, nothing in this Agreement prevents Employee from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena, nor does it preclude Employee from filing an administrative charge of discrimination or cooperating with government agencies in connection with a charge (though he may not recover damages if he does file such a charge or if he has filed such a charge as noted in Section 2 above).

9.             No Wrongdoing.  Employee and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of Employee, the Company or any person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

10.           Rescission.  Employee understands that he may nullify and rescind this Agreement at any time within seven (7) days from the date of signature below by indicating his desire to do so in writing and delivering that writing to the Company c/o Kevin Sanchez, 225 South Main Avenue, P.O. Box 5000, Sioux Falls, SD, 57117-5000, by hand or by certified mail.  Employee further understands that if he rescinds this Agreement, the Company will not be bound by the terms of this Agreement, and Employee will have no right to receive or retain any financial benefits contemplated by this Agreement except as otherwise explicitly provided, and Employee will remain bound by the pre-existing confidentiality covenants, non-solicitation covenants and/or non-competition covenants, which shall remain in full force and effect.

11.           Return of Company Property.  Employee warrants and represents that he has returned all property in his possession or control belonging either to the Company or any affiliate of the Company, including, without limitation, security keys, passes, credit cards, phone cards, laptop computer, computer manuals, PDA, Company’s customer and prospect lists (printed and electronic copies), keys, documents, business equipment, computer software, disks and media, policy and procedure manuals and any other documents or materials pertaining to any matter Employee worked on for the Company.

12.           2002 Stock Option and Incentive Plan.  Employee and Employer are parties to the following Stock Option and Incentive Plan Agreements: (a) Stock Option Agreement with a Grant date of September 8, 2004, (b) Stock Appreciation Rights Agreement, with a Grant date of September 13, 2006, (c) Restricted Stock Agreement, with a Grant Date of September 12, 2007, (d) Stock Appreciation Rights Agreement, with a Grant date of September 12, 2007, (e) Restricted Stock Agreement, with a Grant Date of September 10, 2008, (f) Stock Appreciation Rights Agreement, with a Grant date of September 10, 2008, (g) Restricted Stock Agreement, with a Grant Date of September 9, 2009, (h) Stock Appreciation Rights Agreement, with a Grant date of September 9, 2009 (hereinafter collectively referred to as the “Stock Agreements”).  Employee’s Vested stock interests which are exercisable as of the Separation Date may be exercised by Employee in accordance with the Stock Agreements and HF Financial Corp.’s 2002 Stock Option and Incentive Plan (as it is referenced in the Stock Agreements).

13.           South Dakota Law and Merger.  The terms of this Agreement shall be governed by the laws of the State of South Dakota, and shall be construed and enforced thereunder.  This Agreement supersedes and replaces all prior oral and written agreements (including the Restated Employment Agreement, dated December 31, 2008, and the Restated Change-in-Control Agreement, dated December 31, 2008), understandings, and representations between Employee and the Company or their respective representatives (with the exception of the Stock Agreements referenced in Section 12).  Employee understands and agrees that all claims which he has or may have against the Company and any of its affiliates are fully released and discharged by this Agreement.  The only claim which Employee may hereafter assert against the Company or any of the other released entities or individuals is limited to an alleged breach of this Agreement.

14.           Invalidity.  If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.  If any invalidity shall be caused by the length of any period of time, the size of any area, or the scope of activities set forth in any provision hereof, such period of time, such area, such scope or all of such factors, shall be considered to be reduced to a period, area or scope which would cure such invalidity.

15.           Employee Understands the Terms of this Agreement.  Other than stated herein, Employee warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Employee is legally competent to execute this Agreement and accepts full responsibility therefor; (d) the Company has advised Employee to consult with an attorney, and Employee has had a sufficient opportunity to consult with an attorney; (e) the Company has allowed Employee twenty-one (21) days within which to consider this proposed Agreement; and (f) Employee fully understands this Agreement and has been advised by counsel of the consequences of signing this Agreement.  The parties acknowledge and agree that if Employee has not signed this proposed Agreement within the twenty-one (21) day period referenced in subsection (e) of this Section 15, then the offer of this Agreement shall expire by its own terms and be of no further force or effect without any further action required on the part of the Company.

EMPLOYEE

Dated:	October 3, 2011	/s/ Darrel L. Posegate

Dated:	October 4, 2011	HOME FEDERAL BANK

		By	/s/ Curtis L. Hage
Its Chairman, President and CEO